Exhibit 3.2

Number: C1093896

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Cynapsus Therapeutics Inc., has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name CYNAPSUS THERAPEUTICS INC. on October 21, 2016 at 10:19 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On October 21, 2016 CAROL PREST Registrar of Companies Province of British Columbia Canada